Exhibit (A)(3)

Articles of Amendment

THE RUSHMORE FUND, INC.

Articles of Amendment

THE RUSHMORE FUND, INC., a Maryland corporation having its principal office in Maryland in the City of Bethesda, Maryland (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: The Corporation's Articles of Incorporation are hereby amended by adding the following Paragraph (d) to Article FIFTH:

(d)  The authorized portfolios shall include: The Rushmore U.S. Government Bond Portfolio ("Portfolio") (formerly known as U.S. Government Long-Term Securities Portfolio Common Stock) consisting of 50,000,000 shares.

SECOND: The foregoing amendment to the Articles of Incorporation as hereinabove set forth was approved by a majority of the entire Board of Directors of the Corporation; the Charter amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by stockholders.

THIRD: There Articles of Amendment shall become effective immediately upon the filing of these Articles.

IN WITNESS WHEREOF, THE RUSHMORE FUND INC., has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman of the Board, and witnessed by its Secretary, as of April 26, 2001.

The undersigned, Daniel L. O'Connor, Chairman of the Board of the Corporation, hereby acknowledges in the name and on behalf of the Corporation that the foregoing Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief, all matters and facts set forth relating to the authorization and approval of these Articles of Amendment are true in all materials respects, and that this statement is made under penalties of perjury.

WITNESS:	THE RUSHMORE FUND, INC.

By: /s/ Stephenie E. Adams	By: /s/ Daniel L. O'Connor
Name: Stephenie E. Adams	Name: Daniel L. O'Connor
Title: Secretary	Title: Chairman of the Board